Exhibit 99.1

Quanta Announces First Quarter 2020 Results

BURBANK, CA / June 19, 2020 / Quanta, Inc. (OTCPK:QNTA), an applied sciences company based on a quantum biology platform that significantly boosts the potency and efficiency of any plant-based matter, today announced that it has filed its March 31, 2020 10-Q with the SEC, in compliance with the 45-day COVID-19 related extension period granted under SEC Section 36 of the Securities Act of 1934.

First Quarter 2020 Highlights:

●	Total revenues grew to $357,000, representing a year-over-year increase of 55% and relatively flat compared to fourth quarter of 2019
●	Gross Margin of 93.7% compared to 74.3% year-over-year due to production efficiencies
●	Cash used in operations was $451,000 compared to $52,000 in the prior year’s period
●	$284,000 in net debt as of 3/31/2020
●	New manufacturing and shipping facility brought on-line

Subsequent to Quarter End:

●	Raised approximately $825,000 in debt and equity funding from accredited investors to refund high-cost debt and add to total cash availability
●	Applied for and received $294,000 in COVID-19 relief funding
●	Announced first distribution agreement with regional distributor
●	Announced first commercial licensing deal with RST Sanexas for Quanta Muscle Rub
●	Announced exceptional testing results for polarized Vitamin A, C, and Alginic Acid that will form the basis of Quanta’s future skin care products

Eric Rice, Chief Executive Officer of Quanta commented, “We’re extremely happy with the efforts of our team here at Quanta during the challenging conditions brought on by the global pandemic of COVID-19. While order rates for our products, particularly at the wholesale level, softened towards the end of the quarter due to “shelter in place” and other COVID-19 related demand impact, we saw excellent progress in the quarter on a number of fronts, and are seeing sales activity gradually increase again. We added senior level, accomplished talent to the team, advanced our research on non-CBD-based products, continued to forge partnerships to validate and bring our technology to the market, and took steps to strengthen our balance sheet with new capital.”

“The massive increase in ATP production by the human body that our polarized Vitamin A (Retinal) promotes when applied to human skin, as we announced in May, has captured the attention of a number of large consumer-brands and distributors. We are moving forward with the launch of a variety of Non-CBD cosmetic and health care products such as after-sun and healthy skin and body lotions, anti-aging facial creams, and protective and soothing lip balms. Additional testing and ingredients are planned for the remainder of the year, and we’re looking forward to a year of growth, both in on-line (direct-to-consumer) sales and through current and new distribution partnerships.”

The March 31, 2020 10-Q filing in full with financial tables is accessible at www.sec.gov.

About Quanta:

Quanta, Inc. (“Quanta”) is a cutting-edge technology platform whose patented, proprietary technology harnesses advances in quantum biology to increase the potency of active ingredients. Currently, Quanta supports product formulations in pain management, anti-inflammation, skincare, anti-aging, nutritional supplements, and plant-based consumables. Ultimately, Quanta’s mission is to deliver better, more effective ingredients to elevate product efficacy, reduce waste and facilitate healthier, more sustainable consumption.

The established resonance theory behind Quanta’s polarization process has many potential applications. From potentiating bio-ingredients to produce more-effective carbon-trapping plants to transformative anti-aging solutions Quanta’s technology has the opportunity to upend how commercial products are made and the benefits from them. Already we see multi-trillion-dollar global industries benefiting from Quanta’s technology. You can find more about Quanta at https://buyquanta.com/.

Forward-Looking Statements

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company's future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company's filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:

Darrow Associates, Inc.

Peter Seltzberg, Managing Director, IR

pseltzberg@darrowir.com

(516) 419-9915